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                         PREMIERE RADIO NETWORK, INC.



                                   EXHIBIT 11

                      COMPUTATION OF PER SHARE EARNINGS
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                                                                                    THREE MONTHS ENDED MARCH 31, 1997
                                                                                    ---------------------------------
                                                                                PRIMARY                   FULLY DILUTED
                                                                                -------                   -------------
                                                                          1997          1996           1997           1996
                                                                          ----          ----           ----           ----

Weighted average shares outstanding                                    7,889,359     6,928,396      7,889,359      6,928,396
Net effect of dilutive stock options and warrants                      2,341,062     1,998,539      2,396,030      2,063,232
                                                                      ----------     ---------     ----------      ---------

   Total                                                              10,230,421     8,926,935     10,285,389      8,991,628
                                                                      ----------     ---------     ----------      ---------

Net income                                                              $662,853      $665,580       $662,853       $665,580
Reduction in interest expense resulting from the assumed
   exercise of stock options and warrants to purchase
   common stock and the assumed reduction of outstanding
   notes payable, net of income taxes                                      3,546         7,911             --             --
Increase in interest income resulting from the assumed
   exercise of stock options and warrants to purchase common
   stock and the assumed investment in short-term, cash
   equivalent marketable securities, net of income taxes                  14,914         1,933             --             --
                                                                      ----------     ---------     ----------      ---------
Net income, as adjusted                                                 $681,313      $675,424       $662,853       $665,580
                                                                      ----------     ---------     ----------      ---------
Per share amount                                                           $0.07         $0.08          $0.06          $0.07
                                                                           -----         -----          -----          -----
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